Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Good Quarterly Revenues and Earnings

Record PACCAR Parts and PACCAR Financial Profits Drive Results

October 26, 2021, Bellevue, Washington – “PACCAR reported good revenues and net income for the third quarter of 2021,” said Preston Feight, chief executive officer. “PACCAR’s third quarter results reflect PACCAR Parts and PACCAR Financial Services record profits. Customer demand for the new Kenworth, Peterbilt and DAF trucks introduced this year is very strong. Kenworth, Peterbilt and DAF delivered 32,800 trucks in the third quarter even as the ongoing industry-wide undersupply of semiconductors reduced PACCAR’s truck deliveries by approximately 7,000 vehicles. PACCAR expects global truck production to improve as supply chain deliveries are resolved. I am very proud of our employees for delivering the highest quality products and services to our customers.”

PACCAR achieved net income of $377.7 million ($1.08 per diluted share) in the third quarter of this year, compared to $385.5 million ($1.11 per diluted share) earned in the same period last year. Third quarter revenues were $5.15 billion, compared to $4.94 billion reported in the third quarter of 2020. PACCAR earned $1,340.7 million ($3.85 per diluted share) for the first nine months of 2021 compared to $892.6 million ($2.57 per diluted share) in the same period last year. Net revenues for the first nine months of 2021 were $16.84 billion compared to $13.16 billion last year.

Financial Highlights – Third Quarter 2021

Highlights of PACCAR’s financial results for the third quarter of 2021 include:

•	Net sales and revenues of $5.15 billion.
•	Net income of $377.7 million.
•	Global truck deliveries of 32,800 units.
•	Record PACCAR Parts revenues of $1.26 billion.
•	Record PACCAR Parts pretax income of $280.8 million.
•	Record Financial Services pretax income of $120.1 million.
•	Manufacturing cash and marketable securities of $3.65 billion.
•	Cash generated from operations of $282.5 million.
•	Stockholders’ equity of $11.33 billion.

Financial Highlights – Nine Months 2021

Highlights of PACCAR’s financial results for the first nine months of 2021 include:

•	Net sales and revenues of $16.84 billion.
•	Net income of $1.34 billion.
•	PACCAR Parts pretax income of $797.7 million
•	Financial Services pretax income of $303.0 million.
•	Capital investments of $347.4 million and R&D expenses of $237.0 million.
•	Cash generated from operations of $1.15 billion.

Global Truck Markets

“U.S. economic growth is being led by the manufacturing, housing and consumer spending sectors,” said Mike Dozier, PACCAR senior vice president. U.S. and Canada Class 8 truck industry retail sales are estimated to be in a range of 230,000-250,000 vehicles in 2021. Class 8 truck industry retail sales for 2022 are estimated to be in a range of 250,000-290,000 vehicles, and assumes improvement in the supply chain.

The European truck industry registrations in the above 16-tonne segment are estimated to be in the range of 260,000-280,000 units this year. The market is expected to be in the range of 260,000-300,000 trucks in 2022. Harry Wolters, DAF president, said, “DAF vehicles deliver excellent reliability, fuel efficiency and driver comfort to our customers.” The DAF XF was named the U.K. Fleet Truck of the Year for the third consecutive year at the prestigious Motor Transport Awards.

The 2021 South American above 16-tonne truck market is projected to increase to a range of 120,000-130,000 units. DAF Brasil’s market share was 5.6% in the above 16-tonne truck segment in the first nine months of this year. The South American above 16-tonne truck market is estimated to be in a range of 130,000-140,000 trucks in 2022. DAF was honored by the vehicle industry group FENABRAVE as the Brasil “Brand of the Year” for the fourth year.

Kenworth, Peterbilt and DAF New Trucks

Peterbilt and Kenworth began production of the next generation Peterbilt 579 and Kenworth T680 trucks in the third quarter. The new vehicles were announced earlier this year and feature new exterior designs with an optimized aerodynamic shape and are powered by the PACCAR MX-13 and MX-11 engines with the integrated PACCAR transmission. The new trucks deliver up to a 7% increase in fuel efficiency. The vehicles feature a quieter cab, customizable 15” digital display, connectivity technology and new ADAS safety features. “The industry-leading technologies in the new Peterbilt and Kenworth trucks will deliver improved productivity to our customers’ operations,” said Jason Skoog, Peterbilt general manager and PACCAR vice president.

Peterbilt 579 Truck

DAF began producing its new DAF XF, XG and XG+ trucks this month. “Customers have ordered more than 10,000 of the new DAF trucks since the launch in June,” said Harry Wolters, DAF president. “The new DAF trucks provide unsurpassed performance including a 10% fuel efficiency gain, side view cameras, larger interior space and a customizable digital dashboard. The trucks’ streamlined silhouette incorporates the new European regulations governing truck design.”

DAF XG+, XG and XF Trucks

Peterbilt and Kenworth began production of their new medium-duty trucks in the third quarter. The new Class 5-7 vehicles feature best-in-class attributes including an eight-inch wider cab with three-person seating, improved ingress and egress, 50% reduced interior noise and enhanced driver visibility. Medium-duty PACCAR PX-7 or PX-9 engines are paired with the newly introduced 8-speed automatic PACCAR TX-8 transmission to provide up to 350 horsepower and 1,000 lb.-ft. of torque. “The new Kenworth and Peterbilt medium-duty trucks have set an industry standard for quality, reliability, durability and performance for our customers,” said Kevin Baney, Kenworth general manager and PACCAR vice president.

Kenworth T280 Medium-Duty Truck

Kenworth T280 Medium-Duty Truck Interior

PACCAR Electric Vehicle Leadership

Peterbilt, Kenworth and DAF are zero emissions industry leaders with seven battery electric vehicle models now available for customers. PACCAR’s battery electric heavy- and medium-duty vehicles provide competitive total cost of ownership for customers operating in city and regional haul, port drayage and refuse applications.

Peterbilt delivered ten Model 579EV battery electric trucks in the third quarter which will operate at the Port of Oakland and will deliver five more Peterbilt 579EVs in the fourth quarter to the Port of Long Beach. Kenworth delivered ten T680E hydrogen fuel cell trucks to the Port of Los Angeles for field trials with partners Shell, Toyota and UPS. “Kenworth and Peterbilt’s battery electric and hydrogen vehicles are at work with our customers in a variety of applications,” said Darrin Siver, PACCAR senior vice president.

ZERO
EMISSIONS
KENWORTH TOYOTA
ZERO EMISSIONS
FUEL CELL
ELECTRIC

Kenworth T680E Hydrogen Fuel Cell Trucks

PACCAR, Aurora and FedEx Launch Autonomous Truck Program
PACCAR is collaborating with Aurora, a leading autonomous driving technology company, and FedEx, one of the largest transportation and logistics companies in the world, and has launched a commercial test program of autonomous trucks in linehaul trucking operations.

PACCAR’s autonomous enabled trucks configured with the Aurora Driver are hauling FedEx loads between Dallas and Houston, a 500-mile round trip, along the I-45 corridor. The trucks operate autonomously, with a backup driver for additional safety. “PACCAR is pleased to partner with industry leaders FedEx and Aurora on this innovative project,” said John Rich, PACCAR chief technology officer. “This new collaboration demonstrates the excellent progress that PACCAR and Aurora are making in our strategic alliance,” added Rich.

Kenworth, Peterbilt and DAF Launch State-of-the-Art Connected Services

PACCAR Connect is a new state-of-the-art global connected truck platform. This configurable system consists of proprietary hardware and software that provides robust data security, over the air software updates, and advanced fleet management tools, while enabling customers to cost effectively integrate their existing fleet management systems and applications. PACCAR began installing PACCAR Connect on DAF XF, XG and XG+ trucks in October. “Customers will benefit from the simplification of their fleet management operations. The new system will enhance our customers’ experience and deliver ongoing revenues,” noted Bart Lore, PACCAR senior director of connected services.

Capital Investment and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet and consistent focus on quality have enabled the company to invest $7.3 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital investments are estimated to be $525-$550 million and research and development expenses are expected to be $320-$330 million in 2021. PACCAR estimates that it will invest $425-$475 million in capital projects and $350-$400 million in research and development expenses next year.

“PACCAR is investing in clean diesel and zero emissions powertrain technologies, autonomous systems, connected vehicle services, next-generation manufacturing and distribution capabilities,” said Harrie Schippers, PACCAR president and chief financial officer.

PACCAR Parts Achieves Record Revenues and Pretax Profits

PACCAR Parts achieved record pretax profit of $280.8 million in the third quarter of 2021, a 34% increase compared to $210.2 million earned in the third quarter of 2020. Third quarter 2021 revenues were a record $1.26 billion, compared to the $1.02 billion achieved in the third quarter last year. PACCAR Parts achieved pretax profit of $797.7 million in the first nine months of 2021, a 38% increase compared to $576.8 million in the first nine months of 2020. PACCAR Parts’ nine-month revenues were $3.63 billion, compared to $2.84 billion for the same period last year. “Third quarter parts sales and profits benefited from high customer vehicle utilization, industry-leading logistics operations, strong demand for powertrain components and the growth of our e-commerce platform,” noted David Danforth, PACCAR vice president and PACCAR Parts general manager. “PACCAR Parts’ e-commerce sales have increased 37% in the first nine months of this year, compared to the same period last year.”

Financial Services Companies Achieve Record Results

PACCAR Financial Services (PFS) offers competitive retail financing to Peterbilt, Kenworth and DAF dealers and customers. PFS has a portfolio of 199,000 trucks and trailers, with total assets of $14.94 billion. PacLease, a major full-service truck leasing company with a fleet of 38,300 vehicles, is included in this segment.

PACCAR Financial Services (PFS) earned record pretax income of $120.1 million in the third quarter this year compared to $55.5 million in the third quarter of 2020. PFS achieved third quarter 2021 revenues of $409.1 million compared to $397.6 million in the same period last year. For the first nine months of 2021, PFS earned pretax income of $303.0 million compared to $159.3 million last year. Nine-month revenues were $1.30 billion compared with $1.14 billion for the same period a year ago. Todd Hubbard, vice president, said, “PFS achieved record third quarter results due to excellent portfolio quality and strong used truck prices. PFS is leveraging investments in its 12 worldwide used truck centers to sell an increased number of used trucks at higher retail prices.” A new PFS used truck facility is under construction in Madrid, Spain. Kenworth and Peterbilt truck resale values command a 10-20% premium over competitors’ trucks.

“PFS provides comprehensive technology solutions, elite customer service and dedicated support to the transportation industry. Kenworth, Peterbilt and DAF dealers and customers appreciate the ease of doing business with PFS,” said Craig Gryniewicz, PACCAR Financial Corp. president. PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS profitably supports the sale of PACCAR trucks in 26 countries on four continents.

PACCAR Earns Recognition for ESG Leadership

PACCAR was honored by the Women in Trucking Association as a 2021 “Top Company for Women to Work for in Transportation.” The recognition was for fostering gender diversity, flexible hours, competitive compensation and benefits, training, professional development and career advancement opportunities. “PACCAR is committed to hiring, developing and promoting the most talented people and ensuring that our employees represent the diversity present in the global community,” said Jack LeVier, vice president of human resources.

PACCAR has earned several environmental awards this year. PACCAR earned a CDP Climate Change score of A-, placing PACCAR in the top 15% of over 9,500 companies that publish reports to CDP about their environmental practices. PACCAR participates in the Science Based Targets Initiative, establishing ambitious 2030 carbon reduction goals of 35% in our internal operations and energy purchased from utilities, and 25% in our supplier and customer activities. The Kenworth Chillicothe manufacturing plant recently received the Encouraging Environmental Excellence “E3” Platinum Award from the Ohio Environmental Protection Agency, one of only three recipients in Ohio. The Kenworth Renton factory was awarded EnviroStar green business status in Washington State for environmental management practices. Kenworth T680 and Peterbilt 579 trucks earned the EPA SmartWay designation, recognizing the vehicles’ comprehensive aerodynamic package, low rolling resistance tires, and reduced emission features. All PACCAR manufacturing locations globally have environmental management programs certified under ISO 14001.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 26, 2021, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through November 2, 2021. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Truck, Parts and Other:
Net sales and revenues	$4,737.7	$4,538.4	$15,538.8	$12,018.3
Cost of sales and revenues	4,180.1	3,958.3	13,533.5	10,589.4
Research and development	72.5	64.7	237.0	202.2
Selling, general and administrative	134.7	100.4	396.8	325.7
Interest and other (income), net	(11.2)	(13.0)	(41.6)	(45.6)

Truck, Parts and Other Income Before Income Taxes	361.6	428.0	1,413.1	946.6

Financial Services:
Revenues	409.1	397.6	1,297.4	1,141.6
Interest and other	255.1	307.7	893.9	864.5
Selling, general and administrative	33.9	31.3	97.3	90.2
Provision for losses on receivables		3.1	3.2	27.6

Financial Services Income Before Income Taxes	120.1	55.5	303.0	159.3
Investment income	1.6	6.4	11.5	30.2

Total Income Before Income Taxes	483.3	489.9	1,727.6	1,136.1
Income taxes	105.6	104.4	386.9	243.5

Net Income	$377.7	$385.5	$1,340.7	$892.6

Net Income Per Share:
Basic	$1.09	$1.11	$3.86	$2.57
Diluted	$1.08	$1.11	$3.85	$2.57

Weighted Average Shares Outstanding:
Basic	347.8	346.8	347.7	346.7
Diluted	348.3	347.6	348.4	347.3

Dividends declared per share	$.34	$.32	$1.00	$.96

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2021	2020
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$3,647.8	$4,834.0
Trade and other receivables, net	1,475.8	1,197.5
Inventories, net	2,516.7	1,221.9
Property, plant and equipment, net	3,336.7	3,270.4
Equipment on operating leases and other, net	1,995.2	1,936.4
Financial Services Assets	14,937.7	15,799.8

	$27,909.9	$28,260.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,583.7	$5,601.1
Financial Services Liabilities	10,995.8	12,268.9
STOCKHOLDERS' EQUITY	11,330.4	10,390.0

	$27,909.9	$28,260.0

Common Shares Outstanding	347.2	346.6

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30,	2021	2020
OPERATING ACTIVITIES:
Net income	$1,340.7	$892.6
Depreciation and amortization:
Property, plant and equipment	197.5	186.0
Equipment on operating leases and other	494.8	593.5
Net change in trade receivables, inventory and payables	(1,143.2)	87.7
Net decrease in wholesale receivables on new trucks	587.7	785.7
All other operating activities, net	(327.3)	(353.0)

Net Cash Provided by Operating Activities	1,150.2	2,192.5

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(381.3)	(426.2)
Acquisitions of equipment for operating leases	(790.5)	(706.7)
Net increase in financial services receivables	(375.8)	(312.5)
Net increase in marketable debt securities	(151.1)	(25.5)
Proceeds from asset disposals and other	673.3	436.6

Net Cash Used in Investing Activities	(1,025.4)	(1,034.3)

FINANCING ACTIVITIES:
Payments of cash dividends	(589.9)	(1,128.9)
Purchases of treasury stock	(1.5)	(41.6)
Proceeds from stock compensation transactions	30.1	41.3
Net decrease in debt and other	(828.6)	(858.8)

Net Cash Used in Financing Activities	(1,389.9)	(1,988.0)
Effect of exchange rate changes on cash	(46.7)	(1.0)

Net Decrease in Cash and Cash Equivalents	(1,311.8)	(830.8)
Cash and cash equivalents at beginning of period	3,539.6	4,175.1

Cash and cash equivalents at end of period	$2,227.8	$3,344.3

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Sales and Revenues:
Truck	$3,452.6	$3,504.0	$11,837.8	$9,120.0
Parts	1,260.2	1,016.2	3,632.2	2,838.5
Financial Services	409.1	397.6	1,297.4	1,141.6
Other	24.9	18.2	68.8	59.8

	$5,146.8	$4,936.0	$16,836.2	$13,159.9

Pretax Profit:
Truck	$78.5	$210.1	$603.0	$347.0
Parts	280.8	210.2	797.7	576.8
Financial Services	120.1	55.5	303.0	159.3
Investment Income and Other	3.9	14.1	23.9	53.0

	$483.3	$489.9	$1,727.6	$1,136.1

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
United States and Canada	$3,056.6	$3,162.0	$10,186.1	$8,338.0
Europe	1,277.6	1,143.7	4,325.7	3,261.7
Other	812.6	630.3	2,324.4	1,560.2

	$5,146.8	$4,936.0	$16,836.2	$13,159.9

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
United States and Canada	17,200	20,700	62,800	52,200
Europe	9,700	10,500	35,200	28,500
Other	5,900	4,800	17,100	11,800

	32,800	36,000	115,100	92,500